Exhibit 2.3



                 EMPLOYEE BENEFITS ALLOCATION AGREEMENT

                       DATED AS OF APRIL 30, 1997

                             BY AND BETWEEN

                       MORTON INTERNATIONAL, INC.,
                         AN INDIANA CORPORATION

                                   AND

                     NEW MORTON INTERNATIONAL, INC.,
                         AN INDIANA CORPORATION




                            TABLE OF CONTENTS

                                                               Page
                                                               ----
                                ARTICLE I

                               DEFINITIONS

     Section 1.1   General . . . . . . . . . . . . . . . .        2
     Section 1.2   Schedules, Etc. . . . . . . . . . . . .       11
     Section 1.3   Certain Constructions . . . . . . . . .       11

                               ARTICLE II

                    EMPLOYEE BENEFITS; LABOR MATTERS

     Section 2.1   New Morton Free-Standing Qualified
                     Plan  . . . . . . . . . . . . . . . .       12
     Section 2.2   Company Retained Qualified Plans  . . .       14
     Section 2.3   Company-New Morton Joint Qualified
                     Plans . . . . . . . . . . . . . . . .       15
     Section 2.4   Foreign Plans . . . . . . . . . . . . .       22
     Section 2.5   Welfare Plans . . . . . . . . . . . . .       24
     Section 2.6   Stock Option Plans  . . . . . . . . . .       26
     Section 2.7   Company Incentive Plans . . . . . . . .       27
     Section 2.8   Severance Pay . . . . . . . . . . . . .       29
     Section 2.9   Company Restricted Trust  . . . . . . .       30
     Section 2.10  Company Miscellaneous Plans; Post-
                     Distribution Liabilities  . . . . . .       31
     Section 2.11  Collective Bargaining Agreements;
                     Labor Management Relations Act  . . .       31
     Section 2.12  Other Balance Sheet Adjustments . . . .       32
     Section 2.13  Preservation of Rights To Amend or
                     Terminate Plans . . . . . . . . . . .       32
     Section 2.14  Reimbursement; Indemnification  . . . .       33
     Section 2.15  Further Transfers . . . . . . . . . . .       34

                               ARTICLE III

                              MISCELLANEOUS

     Section 3.1   Complete Agreement; Construction  . . .       35
     Section 3.2   Guarantee of Subsidiaries'
                     Obligations . . . . . . . . . . . . .       35
     Section 3.3   Failure of the Company and New
                     Morton To Agree on Certain
                     Determinations  . . . . . . . . . . .       36
     Section 3.4   Governing Law . . . . . . . . . . . . .       36
     Section 3.5   Notices . . . . . . . . . . . . . . . .       37
     Section 3.6   Amendments  . . . . . . . . . . . . . .       38
     Section 3.7   Successors and Assigns  . . . . . . . .       38
     Section 3.8   Termination . . . . . . . . . . . . . .       38
     Section 3.9   No Third Party Beneficiaries  . . . . .       38
     Section 3.10  Titles and Headings . . . . . . . . . .       38
     Section 3.11  Schedules . . . . . . . . . . . . . . .       39
     Section 3.12  Legal Enforceability  . . . . . . . . .       39

     Signatures                                                  40




                 EMPLOYEE BENEFITS ALLOCATION AGREEMENT

               Employee Benefits Allocation Agreement (the
     "Agreement"), dated as of April 30, 1997, by and between Morton International, Inc., an Indiana corporation (the
     "Company"), and New Morton International, Inc., an Indiana corporation and a wholly owned subsidiary of the Company ("New Morton").

               WHEREAS, the Board of Directors of the Company has determined it is appropriate and desirable to enter into the Distribution Agreement (the "Distribution Agreement") dated as of April 30, 1997, by and between the Company and New Morton, pursuant to which, among other things, the Company will distribute to holders of its common stock all the issued and outstanding shares of common stock of New Morton (the "Distribution");

               WHEREAS, the Board of Directors of the Company has determined it is appropriate and desirable to enter into the Combination Agreement, dated as of November 25, 1996 (the "Combination Agreement"), by and among the Company, Autoliv AB, a corporation organized under the laws of the Kingdom of Sweden ("Autoliv"), Autoliv, Inc., a Delaware corporation ("New Parent"), and ASP Merger Sub Inc. a Delaware corporation ("Newco Sub") and wholly owned subsidiary of New Parent, pursuant to which, among other things, Newco Sub will be merged with and into the Company (the "Merger") and New Parent will offer to acquire all of the outstanding capital stock of Autoliv pursuant to the Exchange Offer (as defined in the Combination Agreement, and, together with the other transactions contemplated thereby, the "Transactions");

               WHEREAS, it is intended that in connection with such separation and distribution New Morton will adopt employee benefit plans and programs which are substantially identical to those sponsored by the Company; and

               WHEREAS, in connection with such separation and distribution, the Company and New Morton desire to provide for the allocation of assets and liabilities and other matters relating to employee benefit arrangements.

               NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:


                                ARTICLE I

                               DEFINITIONS

               Section 1.1  General.  As used in this Agreement,
     the following terms shall have the following meanings:

               Accountants: Ernst & Young or any other "Big Six" accounting firm which is New Morton's outside auditor.

               Bonus Plan:  the Morton International, Inc.
     executive bonus program which is comprised of the Morton International, Inc. Key Executive Annual Bonus Program, the Morton International, Inc. Staff Executive Annual Bonus Program and the Morton International, Inc. Group Executive Annual Bonus Program.

               Code: the Internal Revenue Code of 1986, as amended, or any successor legislation.

               Collective Bargaining Agreement: any collective bargaining and other labor agreement to which the Company or any of its subsidiaries is a party, including, without limitation, those listed on Schedule A.

               Commission:  the Securities and Exchange Commission.

               Company Business: any business or operation of the Company and its subsidiaries which is, pursuant to the Distribution Agreement, to be conducted, following the Distribution, by the Company or any Company Subsidiary or any business or operation which is, following the Distribution, otherwise conducted by the Company or any Company Subsidiary.

               Company Common Stock:  the Common Stock, par value
     $1.00 per share, of the Company.

               Company Employee: any individual who is, following the Distribution, intended to be employed by the Company or any Company Subsidiary on an ongoing basis.

               Company Incentive Plan: the Bonus Plan, the Company Option Plan or the LTIP.

               Company Individual: any individual who (i) is a Company Employee as of the Cut-off Date or, following the Distribution, becomes a Company Employee pursuant to Section
     2.15 hereof or (ii) is, as of the Cut-off Date, an employee of or former employee of the Company or its predecessors whose last employment with the Company or its predecessors was with a Company Business or a Former Company Business other than anyone who is to become a New Morton Employee pursuant to
     Section 2.15 hereof or who was a corporate officer at the time of retirement or (iii) is a beneficiary of any individual specified in clause (i) or (ii).

               Company Miscellaneous Plans: the Plans of the Company and its subsidiaries, including, without limitation, the Plans listed on Schedule D, but excluding any Qualified Plan, Welfare Plan, any of the Company Incentive Plan, any Plan which provides for the payment of severance, salary continuation or similar benefits and any Plan which is governed by a Collective Bargaining Agreement.

               Company-New Morton Joint Qualified Plan: the Morton International, Inc. Pension Plan (the "Joint Defined Benefit
     Plan") or the Morton International, Inc. Employee Savings and Investment Plan (the "Joint Savings Plan").

               Company Option: an option to purchase shares of the Company Common Stock granted pursuant to the Company Option
     Plan.

               Company Option Plan: the Morton International, Inc. 1989 Incentive Plan or any predecessor stock option plan of the Company pursuant to which there are outstanding options.

               Company Restricted Trust: the trust established pursuant to a trust agreement between the Company and Bankers Trust Company, as trustee, dated June 23, 1989.

               Company Retained Foreign Plan: any Plan which is maintained by a foreign subsidiary or foreign division of the Company or any of its subsidiaries exclusively for the benefit of Company Individuals.

               Company Retained Qualified Plan: a Qualified Plan sponsored or maintained by the Company or any of its subsidiaries exclusively for the benefit of Company
     Individuals.

               Company Subsidiary: as of and following the Distribution Date, any direct or indirect subsidiary of the Company other than New Morton or any New Morton Subsidiary.

               Company VEBA:  the Morton International, Inc.
     Employees' Insurance Trust established pursuant to a Trust
     Agreement dated February 22, 1995 between the Company and Bank of America Illinois (successor to Continental Trust Company).

               Current Plan Year: the plan year or fiscal year, to the extent applicable with respect to any Plan, during which the Cut-off Date occurs. The plan year for the Bonus Plan, the Company Option Plan and the LTIP shall be the year ended June 30.

               Cut-off Date: the close of business on the Distribution Date.

               Distribution: the distribution to holders of Company Common Stock of the shares of New Morton Common Stock and related rights owned by the Company on the Distribution Date on the basis of one share of New Morton Common Stock for each outstanding share of Company Common Stock.

               Distribution Date: the date determined by the Company's Board as of which the Distribution shall be effected, which is presently contemplated to be April 30, 1997.

               Enrolled Actuary: Hewitt Associates, or any other enrolled actuary making actuarial or similar determinations with respect to assets or liabilities relating to a particular employee benefit plan selected by New Morton.

               ERISA: the Employee Retirement Income Security Act of 1974, as amended, or any successor legislation.

               Ex-Distribution Date: the first trading day prior to the Distribution Date on which the Company Common Stock is traded on the New York Stock Exchange ex-dividend with respect to the Distribution of New Morton Common Stock; provided, that if the Company Common Stock does not trade ex-dividend prior to the Distribution Date, the Ex-Distribution Date shall be deemed to be the Distribution Date.

               Former Company Businesses: all of the businesses and operations heretofore but not currently conducted by the Company or any of its current or former subsidiaries or conducted currently or heretofore by any of the Company's former subsidiaries all of which are listed on Schedule B and all businesses or operations predominantly managed or operated by, or otherwise operationally related to, the Company's Automotive Safety Products Group which have been sold or otherwise disposed of or discontinued prior to the Distribution Date but shall not include any of the Former New Morton Businesses.

               Former New Morton Businesses: all of the businesses and operations heretofore but not currently conducted by the Company or any of its current or former subsidiaries or hereto or currently conducted by any of its former subsidiaries or predecessors which are listed on Schedule C and any other business and operation not currently conducted by the Company or any of its current subsidiaries or any predecessors of the Company including Morton Thiokol, Inc., Thiokol Chemical Corporation, Thiokol Corporation or Morton Norwich Products Inc. and their respective subsidiaries and affiliates which does not constitute a Former Company Business.

               IRS:  the Internal Revenue Service.

               LTIP: the Morton International, Inc. Key Executive Long Term Incentive Program.

               New Morton Businesses: any business or operation of the Company and its subsidiaries which is, pursuant to the Distribution Agreement, to be conducted, following the Distribution, by New Morton or any New Morton Subsidiary, including the Corporate Operations (as defined in the Distribution Agreement) or any business or operation which is, following the Distribution, otherwise conducted by New Morton or any New Morton Subsidiary.

               New Morton Common Stock: the Common Stock, par value $1.00 per share, of New Morton.

               New Morton Employee: any individual who is, following the Distribution, intended to be employed by New
     Morton or a New Morton Subsidiary on an ongoing basis.

               New Morton Free-Standing Foreign Plan: any Plan which is maintained by a foreign subsidiary or foreign division of the Company or any of its subsidiaries exclusively for the benefit of New Morton Individuals.

               New Morton Free-Standing Qualified Plan: the Morton International, Inc. Pension Plan for Collectively Bargained Employees, the Morton International, Inc. Retirement Income Plan for Collectively Bargained Employees, the Morton International, Inc. Bargaining Unit Employee Savings and Investment Plan, and the Morton International, Inc. Retirement Savings Plan.

               New Morton Individual: any individual who (i) is a New Morton Employee as of the Cut-off Date or, following the Distribution, becomes a New Morton Employee pursuant to the second sentence of Section 2.15 hereof, (ii) is, as of the Cut-off Date, an employee of or former employee of the Company or its predecessors whose last employment with the Company or its predecessors was with a New Morton Business or a Former New Morton Business (including, without limitation, retirees from corporate headquarters' staff who retired on or prior to the Cut-off Date or any corporate officer who retired prior to the Cut-Off Date) other than anyone who is to become a Company Employee, or (iii) is a beneficiary of any individual specified in clause (i) or (ii).

               New Morton Subsidiary: any direct or indirect subsidiary of the Company that, effective as of the Distribution Date or otherwise in connection with the Distribution, will be, or is contemplated by the Distribution Agreement to be, a direct or indirect subsidiary of New Morton, and any other subsidiary of New Morton which may be organized or acquired on or after the Distribution Date.

               New Morton Option Plan: a Plan to be adopted by New Morton pursuant to which options to purchase shares of New
     Morton Common Stock may be granted to New Morton Employees.

               New Morton Qualified Plan: a Qualified Plan to be sponsored or maintained by New Morton or a New Morton Subsidiary which will provide benefits for New Morton Individuals who, immediately prior to the Cut-off Date, are active or inactive participants in or otherwise entitled to benefits under any Company-New Morton Joint Qualified Plan and which is expected to provide substantially identical benefits to the Company-New Morton Joint Qualified Plan in which each such New Morton Individual currently participates.

               Plan: any plan, program, policy or arrangement or contract or agreement providing benefits for any group of employees or former employees or individual employee or former employee, or the beneficiary or beneficiaries of any such employee or former employee, whether formal or informal or written or unwritten and whether or not legally binding, and including, without limitation, any means, whether or not legally required, pursuant to which any benefit is provided by an employer to any employee or former employee or the beneficiary or beneficiaries of any such employee or former employee.

               Prior Plan Year: a plan year or fiscal year, to the extent applicable with respect to any Plan, which ended on or prior to the Cut-off Date.

               Qualified Plan: a Plan which is an employee pension benefit plan (within the meaning of Section 3(2) of ERISA) and which constitutes or is intended in good faith to constitute a qualified plan under Section 401(a) of the Code.

               Welfare Plan: any Plan, including, without limitation, the Plans listed on Schedule E, which is not a Qualified Plan and which provides medical, health, disability, accident, life insurance, death, dental or any other welfare benefit, including, without limitation, any post-employment benefit.

               Section 1.2 Schedules, Etc. References to a "Schedule" are, unless otherwise specified, to one of the Schedules attached to this Agreement, and references to a "Section" are, unless otherwise specified, to one of the Sections of this Agreement.

               Section 1.3  Certain Constructions.  References to
     the singular in this Agreement shall refer to the plural and vice-versa and references to the disjunctive shall refer to the conjunctive and vice-versa and references to the masculine shall refer to the feminine and vice-versa.


                               ARTICLE II

                    EMPLOYEE BENEFITS; LABOR MATTERS

               Section 2.1  New Morton Free-Standing Qualified
     Plan.

               (a) Effective as of the Cut-off Date, New Morton shall or shall cause one or more New Morton Subsidiaries, as appropriate, to assume or retain, as the case may be, and be solely responsible for, all assets, liabilities and obligations whatsoever of the Company and its subsidiaries under the New Morton Free-Standing Qualified Plan; provided, however, that the Company shall make all required contributions, no later than the later of the Cut-off Date and the date such contributions are legally required to be made, to such New Morton Free-Standing Qualified Plan for all Prior Plan Years, to the extent not previously made. The Company and New Morton shall take such action as is necessary to effect an adjustment to the books of the Company and New Morton so that, as of the Cut-off Date, the prepaid expense balances and accrued pension liabilities with respect to the New Morton Free-Standing Qualified Plan are reflected on New Morton's consolidated balance sheet rather than the Company's consolidated balance sheet as of the Cut-off Date. New Morton and the Company shall each take, or cause to be taken, all such actions as may be necessary or appropriate in order to establish New Morton or the New Morton Subsidiaries, as appropriate, as successor to the Company or any of its subsidiaries, as to all rights, assets, duties, liabilities and obligations under, or with respect to, the New Morton Free-Standing Qualified Plan, including, but not limited to, the rights, assets, duties, liabilities and obligations of the Company or any of its subsidiaries under, or with respect to, any and all trust agreements to the extent that they relate to such New Morton Free-Standing Qualified Plan. From and after the Cut-off Date, the Company and the Company Subsidiaries shall cease to have any liability or obligation whatsoever with respect to the New Morton Free-Standing Qualified Plan, except as otherwise specifically provided in this Section 2.01.

               (b) Upon New Morton or any New Morton Subsidiary becoming the successor employer or successor plan sponsor to the Company or any of its subsidiaries under such New Morton Free-Standing Qualified Plan, the Company agrees to take such actions as may be necessary to amend each individual trust in order for New Morton or a New Morton Subsidiary effectively to maintain and administer such New Morton Free-Standing Qualified Plan, including, if necessary, to direct the trustee of each individual trust, or, to the extent applicable, each master trust in which assets of such New Morton Free-Standing Qualified Plan are invested, to transfer to the new trustee or other funding agent appointed by New Morton for such plan the amount of assets in such individual trust or master trust, as the case may be, determined by the former trustee of such New Morton Free-Standing Qualified Plan to be attributable to such New Morton Free-Standing Qualified Plan. Such transfer shall be made in cash, securities, other property or a combination thereof, as determined by the Company and New Morton. The Company agrees, during the period ending with the date of complete transfer of assets to a trust or other funding arrangement maintained by New Morton to cause distributions in respect of retired or terminated participants who are New Morton Individuals to be made, on behalf of New Morton, from the New Morton Free-Standing Qualified Plan in accordance with applicable law and pursuant to plan provisions and to cause loans and hardship distributions to be made in accordance with applicable law and pursuant to plan provisions. The Company agrees that it shall, as soon as practicable after the Distribution Date, provide New Morton such information (in the possession of the Company or a Company Subsidiary and not already in the possession of New Morton or a New Morton Subsidiary) as may be reasonably requested by New Morton and necessary in order for New Morton or any New Morton Subsidiary effectively to maintain and administer the New Morton Free-Standing Qualified Plan.

               Section 2.2 Company Retained Qualified Plans. Effective as of the Cut-off Date, the Company shall or shall cause one or more Company Subsidiaries, as appropriate, to retain and be solely responsible for, all liabilities and obligations whatsoever of the Company and its subsidiaries under each of the Company Retained Qualified Plans. The Company and New Morton shall take such action as is necessary to effect an adjustment to the books of the Company and New Morton so that, as of the Cut-off Date, the prepaid expense balances and accrued pension liabilities with respect to the Company Retained Qualified Plans are reflected on the Company's consolidated balance sheet rather than New Morton's consolidated balance sheet as of the Cut-off Date. From and after the Cut-off Date, New Morton and the New Morton Subsidiaries shall cease to have any liability or obligation whatsoever with respect to any of the Company Retained Qualified Plans.

               Section 2.3  Company-New Morton Joint Qualified
     Plans.

               (a) As soon as practicable after the date hereof and effective as of the Cut-off Date, New Morton shall take, or cause to be taken, all action necessary and appropriate to establish and administer one or more new New Morton Qualified Plans and to provide benefits thereunder for all New Morton Individuals who, immediately prior to the Cut-off Date, were participants in or otherwise entitled to benefits under any Company-New Morton Joint Qualified Plan. New Morton agrees that each such New Morton Individual shall be, to the extent applicable, entitled, for all purposes under any applicable new New Morton Qualified Plan, to be credited with the term of service and any accrued benefit or account balance credited to such New Morton Individual as of the Cut-off Date under the terms of any applicable Company-New Morton Joint Qualified Plan as if such service had been rendered to New Morton and as if such accrued benefit or account balance had originally been credited to such New Morton Individual under the new New Morton Qualified Plan. The Company agrees to provide New Morton, as soon as practicable after the Distribution Date (with the cooperation of New Morton, to the extent that relevant information is in the possession of New Morton or a New Morton Subsidiary), with a list of the New Morton Individuals who were, to the best knowledge of the Company, participants in or otherwise entitled to benefits under each Company-New Morton Joint Qualified Plan immediately prior to the Cut-off Date, together with a listing, if requested by New Morton, of each such New Morton Individual's term of service for eligibility and vesting purposes under such Plan and a listing of each such New Morton Individual's accrued benefit or account balance thereunder. The Company shall, as soon as practicable after the Distribution Date, provide New Morton with such additional information (in the possession of the Company or a Company Subsidiary and not already in the possession of New Morton or a New Morton Subsidiary) as may be reasonably requested by New Morton and necessary in order for New Morton or the New Morton Subsidiary to establish and administer effectively any new New Morton Qualified Plan.

               (b) The Company agrees, as soon as practicable following the Distribution Date, to direct the trustee of the trust funding the Company-New Morton Joint Qualified Plan which is a Joint Defined Benefit Plan to transfer to the trustee or other funding agent of any applicable new New Morton Qualified Plan, in cash, securities, other property or a combination thereof, as determined by the Company and New Morton, an amount equal to (W) plus (X) less (Y), as adjusted by (Z) and as further reduced to reflect contributions due but not paid in respect of New Morton Individuals with respect to the portion of the Current Plan Year which ends on the Cut-off Date (as set forth on Annex I); where (W) equals that amount of the assets of the Joint Defined Benefit Plan which would be allocated to the plan participants and beneficiaries who are New Morton Individuals if the Company-New Morton Joint Defined Benefit Plan had been terminated as of the Distribution Date (the "Valuation Date"), using the actuarial assumptions and methods set forth in Annex I, including the procedures outlined in ERISA Section 4044 for allocating assets among priority categories (with all of the foregoing calculations being determined as of the Valuation Date by the Enrolled Actuary, which determination shall be based upon the actuarial assumptions set forth on Annex I hereto); where (X) equals the amount of all contributions, if any, attributable to New Morton Individuals made subsequent to the Valuation Date to the Joint Defined Benefit Plan through the date of complete transfer; where (Y) equals aggregate payments made from the trust relating to the Joint Defined Benefit Plan in respect of New Morton Individuals from the Valuation Date through the date of complete transfer; and where (Z) equals the amount of the net earnings or losses, as the case may be, from the Valuation Date through the date of transfer, on the average of the daily balances of W, X and Y and based upon the actual rate of return earned by the applicable Joint Defined Benefit Plan during such period. To the extent that total assets of the Joint Defined Benefit Plan exceeds the total liabilities of the Joint Defined Benefit Plan as of the Valuation Date calculated using the actuarial assumptions on Annex I (the "Excess"), then in addition to the transfer described in the preceding sentence an additional amount of assets shall be transferred equal to the percentage of such Excess that the liabilities of such plan (determined using the same actuarial assumptions) attributable to New Morton Individuals bears to the total plan liabilities. Notwithstanding the foregoing provisions of Section 2.03(b), each such transfer shall be adjusted, if and to the extent necessary, to comply with
     Section 414(l) of the Code and the regulations promulgated thereunder. The Company further agrees that, as soon as practicable following the later of the Distribution Date and the establishment of the qualified trust for the New Morton Qualified Plan which is a Joint Defined Benefit Plan, an initial transfer of assets will be made based on an estimate prepared by the Enrolled Actuary of the amount described in clause (W) as of the Valuation Date (using January 1, 1996 participant data for such estimate). Once the final transfer amount is determined, a transfer of assets will be made from the Company-New Morton Joint Qualified Plan to the New Morton Qualified Plan (or vice versa) as necessary to result in a split of assets which is consistent with this section.

               (c) The Company agrees, as soon as practicable following the Distribution Date, to direct the trustee of the trust funding the Company-New Morton Joint Qualified Plan which is a Joint Savings Plan to transfer to the trustee or other funding agent of any applicable new New Morton Qualified Plan in cash, securities or other property or a combination thereof, as determined by the Company and New Morton, an amount equal to the account balances as of the date of transfer attributable to the participants and beneficiaries in the Joint Savings Plan who are New Morton Individuals plus the portion of any unallocated contributions and trust earnings attributable to such participants and beneficiaries who are New Morton Individuals. To the extent practicable such transfers shall be effected so as to preserve investment elections of the participants and beneficiaries in the Joint Savings Plan.

               (d) New Morton and the Company shall, in connection with the transfers described in this Section 2.03, cooperate in making any and all appropriate filings required under the Code or ERISA, and the regulations thereunder, and any applicable securities laws and take all such action as may be necessary and appropriate to cause such transfers to take place as soon as practicable after the Distribution Date; provided, however, that each such transfer shall not take place until as soon as practicable after the later of (i) the expiration of a 30-day period following the date of filing the required Forms 5310 (or any successor form thereto) with the IRS and (ii) the earlier of (A) the receipt of a favorable IRS determination letter with respect to the qualification of each applicable new New Morton Qualified Plan under Section 401(a) of the Code or (B) the receipt by the Company of an opinion of New Morton's counsel in the form set forth in Annex III hereto to the effect that each applicable new New Morton Qualified Plan is intended in good faith to be qualified under Section 401(a) of the Code. The Company agrees to provide to New Morton's counsel such information in the possession of the Company or any Company Subsidiary as may be reasonably requested by New Morton's counsel in connection with the issuance of such opinion. The Company agrees, during the period ending with the date of complete transfer of assets and liabilities to each such new New Morton Qualified Plan, to cause distributions in respect of terminated or retired participants who are New Morton Individuals to be made, on behalf of New Morton, from the relevant Company-New Morton Joint Qualified Plan in accordance with applicable law and pursuant to plan provisions.

               (e)  Except as specifically set forth in this
     Section 2.03, from and after the Cut-off Date, the Company and the Company Subsidiaries shall cease to have any liability or obligation whatsoever with respect to New Morton Individuals under the Company-New Morton Joint Qualified Plans, and New Morton shall assume or retain, as the case may be, and shall be solely responsible for, all liabilities and obligations whatsoever of the Company and its subsidiaries with respect to New Morton Individuals under the Company-New Morton Joint Qualified Plans; provided, however, that the Company shall either be responsible for or make all required contributions, no later than the later of the Cut-off Date and the date such contributions are legally required to be made, in respect of New Morton Individuals with respect to each Company-New Morton Joint Qualified Plan for all Prior Plan Years and for the portion of the Current Plan Year ending on the Cut-off Date (determined as set forth in Section 2.03(b)), to the extent not previously made. The Company and New Morton shall take such action as is necessary to effect an adjustment to the books of the Company and New Morton so that, as of the Cut-off Date, the prepaid expense balances and accrued pension liabilities with respect to the Company-New Morton Joint Qualified Plans to the extent attributable to the New Morton Individuals are reflected on New Morton's consolidated balance sheet rather than the Company's consolidated balance sheet as of the Cut-off Date.

               Section 2.4  Foreign Plans.  (a)  With respect to
     each New Morton Free-Standing Foreign Plan:

              (i) New Morton and the Company shall take, or cause to be taken, all such action as may be necessary or appropriate in order to establish New Morton or one or more New Morton Subsidiaries, as appropriate, as successor to the Company or any of its subsidiaries as to all rights, assets, duties, liabilities and obligations as of the Cut-off Date under, or with respect to, such New Morton Free-Standing Foreign Plan. The Company agrees that it shall, as soon as practicable, provide New Morton with all information (in the possession of the Company or a Company Subsidiary and not already in the possession of New Morton or a New Morton Subsidiary) as may be reasonably requested by New Morton and necessary for the New Morton or New Morton Subsidiaries to administer effectively such New Morton Free-Standing Foreign Plan.

             (ii) From and after the Cut-off Date, the Company and the Company Subsidiaries shall cease to have any liability or obligation whatsoever under such New Morton Free-Standing Foreign Plan; provided, however, that the Company shall make all required contributions to such New Morton Free-Standing Foreign Plan for all Prior Plan Years, to the extent not previously made. The Company and New Morton shall take such action as is necessary to effect an adjustment to the books of the Company and New Morton so that, as of the Cut-off Date, the prepaid expense balances and accrued pension liabilities with respect to such New Morton Free-Standing Foreign Plan are reflected on New Morton's consolidated balance sheet, rather than the Company's consolidated balance sheet as of the Cut-off Date. As of the Cut-off Date, New Morton and the New Morton Subsidiaries shall assume or retain, as the case may be, and shall be solely responsible for, all liabilities and obligations whatsoever under such New Morton Free-Standing Foreign Plan, except as otherwise specifically provided in this Section 2.04(a)(ii).

               (b) Effective as of the Cut-off Date, Company and the Company Subsidiaries shall take, or cause to be taken, all such action as may be necessary or appropriate in order to establish Company or one or more Company Subsidiaries, as appropriate, to retain and be solely responsible for all assets, liabilities and obligations whatsoever of the Company and its subsidiaries under each Company Retained Foreign Plan. The Company and New Morton shall take such action as is necessary to effect an adjustment to the books of the Company and New Morton so that, as of the Cut-off Date, the prepaid expense balances and accrued pension liabilities with respect to the Company Retained Foreign Plans are reflected on the Company's consolidated balance sheet rather than New Morton's consolidated balance sheet as of the Cut-off Date. From and after the Cut-off Date, New Morton and the New Morton Subsidiaries shall cease to have any liability or obligation whatsoever with respect to any of the Company Retained Foreign Plans.

               Section 2.5  Welfare Plans.

               (a) As of the Cut-off Date, New Morton shall assume or retain, or cause a New Morton Subsidiary to assume or retain, as the case may be, and shall be solely responsible for, or cause its insurance carriers to be responsible for, all liabilities and obligations whatsoever of the Company and its subsidiaries whether or not incurred prior to the Cut-off Date in connection with claims under any Welfare Plan (including any Welfare Plan providing for post-retirement benefits) brought by or in respect of any New Morton Individual and the Company and the Company Subsidiaries shall cease to have any such liability or obligation.

               (b) New Morton shall take, or cause to be taken, all actions necessary and appropriate on behalf of itself and the New Morton Subsidiaries (i) to assume any existing Welfare Plan of the Company or any of its subsidiaries, which Welfare Plan, as of the Cut-off Date, provides benefits solely for New Morton Individuals or (ii) otherwise to adopt such Welfare Plans as necessary to provide welfare benefits, effective as of the Cut-off Date, and in either case shall assume the liabilities and obligations to New Morton Individuals which are or shall become the responsibility of New Morton under
     Section 2.05(a). For this purpose with respect to any New Morton individual, New Morton or a New Morton Subsidiary shall, to the extent applicable, credit such New Morton Individual with term of service and consider such New Morton Individual to have satisfied any other eligibility criteria (including satisfaction of applicable deductibles or coinsurance amounts) as of the Cut-off Date as if such service had been rendered to New Morton or the New Morton Subsidiary and as if such eligibility criteria had been satisfied while employed by New Morton or the New Morton Subsidiary. In connection with the foregoing, the Company agrees to provide New Morton or its designated insurance representative with such information (in the possession of the Company or any Company Subsidiary and not already in the possession of New Morton or a New Morton Subsidiary) as may be reasonably requested by New Morton and necessary for New Morton and the New Morton Subsidiaries to assume or establish any such Welfare Plan.

               (c) The Company shall take, or cause to be taken, all actions necessary and appropriate to direct the trustee of the Company VEBA to transfer in cash to the new trustee or other funding agent appointed by New Morton for a trust arrangement similar to the Company VEBA the amount of assets in such trust determined by the Accountants to be attributable as of the last day of the month in which the Cut-off Date occurs to contributions (and earnings thereon) made by the employees who are New Morton Employees. The Company shall, as soon as practicable after the Distribution Date, provide New Morton with such additional information (not already in the possession of New Morton or the New Morton Subsidiaries) as may be reasonably requested by New Morton and necessary in order for the New Morton Subsidiaries to manage effectively the trust assets transferred in accordance with this Section 2.05(c).

               (d) The Company and the Company Subsidiaries shall assume, or retain, all liabilities and obligations whatsoever of the Company and its subsidiaries for benefits under any Welfare Plan other than as set forth in Section 2.05(a).

               Section 2.6 Stock Option Plans. The Company and New Morton shall cooperate and take all action necessary (including obtaining the consent of the holders of the Company Options, if required, and, if deemed necessary or appropriate, seeking a "no-action" letter or interpretive advice from the Commission) to amend (if necessary) the Company Option Plan and to adopt the New Morton Option Plan so that as of the Distribution Date, each Company Option which is outstanding and not exercised immediately prior to the Distribution Date and which is held by a New Morton Individual shall, without any action on the part of the holder thereof, be converted into an option to purchase shares of New Morton Common Stock, the number of shares of New Morton Common Stock subject to, and the exercise price of such option to be determined in accordance with, the requirements of Section 424 of the Code and the regulations promulgated thereunder, based upon (A) the average of the high and low trading prices on the New York Stock Exchange for the Company Common Stock for each of the last five trading days prior to the Ex-Distribution Date and
     (B) the average of the high and low trading prices on the New York Stock Exchange for the New Morton Common Stock for each of the first five trading days following the Distribution Date on which the New Morton Common Stock is traded regular way on the New York Stock Exchange; such option to be subject to substantially similar terms and conditions as in effect prior to the conversion. The exercise price of any such option shall be rounded to the nearest $.01; the number of shares subject to any such option shall be rounded to the nearest share. Any related limited stock appreciation rights or supplemental cash payment rights held by New Morton Individuals shall be adjusted in a consistent manner and shall be assumed by, and become the responsibility of, New Morton.

               Section 2.7  Company Incentive Plans.

               (a) The Company shall be responsible for the payment of all liabilities and obligations for benefits due and payable or unpaid as of and through the Cut-off Date under each Company Incentive Plan with respect to any Prior Plan Year (other than the Current Plan Year). Any deferred bonuses that were earned with respect to any Prior Plan Year that are not paid as of the Cut-off Date shall be treated as benefits for the Current Plan Year in accordance with Section 2.07(b).

               (b) Except as specifically provided in Section 2.06, for any Current Plan Year under each Company Incentive Plan, the Company and the Company Subsidiaries shall be responsible for the payment of all liabilities and obligations for benefits unpaid as of and through the Cut-off Date (including for deferred compensation) with respect to Company Individuals and New Morton and the New Morton Subsidiaries shall assume and be responsible for the payment of all liabilities and obligations for benefits unpaid as of and through the Cut-off Date (including for deferred compensation) with respect to New Morton Individuals. Except as specifically provided in Section 2.06, each of the Company and New Morton will, to the extent practicable, either continue each such Company Incentive Plan or adopt a new Plan in substitution therefor and, in this connection, adjust, in a manner equitable to participants, any incentive goals contained in each Company Incentive Plan to reflect the Distribution.

               (c) For purposes of the Company Incentive Plans, individuals who, in connection with the Distribution, cease to be employees of the Company and become New Morton Employees shall not be deemed to have terminated employment for purposes of any deferral elections made by such individuals and service with New Morton shall be deemed continuous service with the Company.

               Section 2.8  Severance Pay.

               (a) New Morton and the Company agree that, with respect to individuals who, in connection with the Distribution, cease to be employees of the Company and become New Morton Employees, such cessation shall not be deemed a severance of employment from the Company and its subsidiaries for purposes of any Plan of the Company or any of its subsidiaries that provides for the payment of severance, salary continuation or similar benefits and shall, in connection with the Distribution, if and to the extent appropriate obtain waivers from individuals against any such assertion.

               (b) Notwithstanding anything in the Agreement to the contrary, the Company and the Company Subsidiaries shall assume and be solely responsible for all liabilities and obligations whatsoever in connection with claims made by or on behalf of the Company Individuals and New Morton and the New Morton Subsidiaries shall assume and be solely responsible for all liabilities and obligations whatsoever in connection with claims made by or on behalf of New Morton Individuals in respect of severance pay, salary continuation and similar obligations relating to the termination or alleged termination of any such person's employment either before, to the extent unpaid on the Cut-off Date, or on or after the Cut-off Date.

               Section 2.9  Company Restricted Trust.

               (a) Effective as of the Distribution Date, New Morton shall or shall cause one or more New Morton Subsidiaries, as appropriate, to assume or retain, as the case may be, and be solely responsible for, all assets, liabilities and obligations whatsoever of the Company and its subsidiaries with respect to New Morton Individuals to the extent such liabilities are funded as of the Cut-off Date under the Company Restricted Trust. In this connection, New Morton agrees to establish one or more trusts substantially similar to the Company Restricted Trust to hold the assets attributable to such liabilities and the Company agrees to take such action as may be necessary to amend the Company Restricted Trust to effectuate the purposes of this Section
     2.09 and to direct the trustee of the Company Restricted Trust to transfer to the new trustee or other funding agent appointed by New Morton the amount of assets, plus the portion of any unallocated contributions and trust earnings, determined by the Enrolled Actuary in accordance with the procedures set forth on Annex II hereto to be attributable to New Morton Individuals. Such transfer shall be made in cash, securities, other property or a combination thereof, as determined by the Company and New Morton.

               Section 2.10  Company Miscellaneous Plans; Post-
     Distribution Liabilities.

               (a) The Company and the Company Subsidiaries shall be solely responsible for the payment of all liabilities and obligations whatsoever with respect to any Company Individual unpaid as of and through the Cut-off Date under any Company Miscellaneous Plan and New Morton and the New Morton Subsidiaries shall assume and be solely responsible for the payment of all liabilities and obligations whatsoever with respect to any New Morton Individual unpaid as of and through the Cut-off Date under any Company Miscellaneous Plan.

               (b) The Company and the Company Subsidiaries shall be solely responsible for the payment of all liabilities and obligations whatsoever arising with respect to any Company Individual and attributable to any period subsequent to the Cut-off Date and New Morton and the New Morton Subsidiaries shall be solely responsible for the payment of all liabilities and obligations whatsoever arising with respect to any New Morton Individual and attributable to any period subsequent to the Cut-off Date.

               Section 2.11 Collective Bargaining Agreements; Labor Management Relations Act. New Morton agrees that it shall assume and discharge all of the liabilities and obligations of the Company and its subsidiaries relating to New Morton Individuals which have not been satisfied as of and through the Cut-off Date with respect to any Collective Bargaining Agreement, and to be bound by any and all provisions of such Collective Bargaining Agreements with respect to such New Morton Individuals as if New Morton or a New Morton Subsidiary were the signatory employer. The provisions of this Section 2.11 are, to the extent applicable, governed by and subject to the Labor Management Relations Act, as amended.

               Section 2.12 Other Balance Sheet Adjustments. To the extent not otherwise provided in this Agreement, the Company and New Morton shall take such action as is necessary to effect an adjustment to the books of the Company and New Morton so that, as of the Cut-off Date, the prepaid expense balances and accrued liabilities with respect to any employee liability or obligation assumed or retained as of the Cut-off Date by the Company and the Company Subsidiaries, on the one hand, and New Morton and the New Morton Subsidiaries, on the other hand, are appropriately reflected on the respective consolidated balance sheets as of the Cut-off Date, respectively, of the Company and New Morton.

               Section 2.13 Preservation of Rights To Amend or Terminate Plans. No provisions of this Agreement, including, without limitation, the agreement of the Company or New Morton that it, or any Company Subsidiary or New Morton Subsidiary, will make a contribution or payment to or under any Plan herein referred to for any period, shall be construed as a limitation on the right of the Company or New Morton or any Company Subsidiary or New Morton Subsidiary to amend such Plan or terminate its participation therein which the Company or New Morton or any Company Subsidiary or New Morton Subsidiary would otherwise have under the terms of such Plan or otherwise, and no provision of this Agreement shall be construed to create a right in any employee or former employer or beneficiary of such employee or former employee under a Plan which such employee or former employer or beneficiary would not otherwise have under the terms of the Plan itself.

               Section 2.14 Reimbursement; Indemnification. The Company and New Morton acknowledge that the Company and the Company Subsidiaries, on the one hand, and New Morton and the New Morton Subsidiaries, on the other hand, may incur costs and expenses (including, but not limited to, contributions to Plans and the payment of insurance premiums) arising from or related to any of the Plans which are, as set forth in this Agreement, the responsibility of the other party hereto. Accordingly, the Company (and any Company Subsidiary responsible therefor) and New Morton (and any New Morton Subsidiary responsible therefor) agree to reimburse each other, as soon as practicable but in any event within 30 days of receipt from the other party of appropriate verification, for all such costs and expenses reduced by the amount of any tax reduction or recovery of tax benefit realized by the Company or New Morton, as the case may be, in respect of the corresponding payment made by it; provided, however, that notwithstanding anything in this Section 2.14 to the contrary, costs and expenses or other recovery arising from any challenge by the U.S. Government to the allocation of assets set forth in Section 2.03 shall not be subject to reimbursement and indemnification under this Agreement or the Distribution Agreement. All liabilities and obligations retained, assumed or indemnified by New Morton or any New Morton Subsidiary pursuant to this Agreement, in each case, shall be deemed to be New Morton Liabilities, as defined in the Distribution Agreement, and all liabilities retained, assumed or indemnified by the Company or any Company Subsidiary pursuant to this Agreement, shall be deemed to be Safety Liabilities, as defined in the Distribution Agreement, and, in each case, shall be subject to the indemnification provisions set forth in Article V thereof.

               Section 2.15 Further Transfers. The Company and New Morton recognize that there may be New Morton Individuals who will, after the Distribution Date, become employed by the Company and there may be Company Individuals who become employed, after the Distribution Date, by New Morton. Any such transfers or assumptions will be considered to be governed by the terms of this Agreement and shall not require the agreement of the Company and New Morton if they occur within 12 months of the Distribution Date. After such date, if the Company and New Morton so agree with respect to any such individuals, the assets and liabilities with respect to such employees which are associated with the plans and programs described in this Agreement may be transferred and assumed in a manner consistent with this Agreement. Any costs associated with or arising out of such transfers and assumptions shall be borne by the party that becomes the new employer of the transferred individual.


                               ARTICLE III

                              MISCELLANEOUS

               Section 3.1 Complete Agreement; Construction. This Agreement, including the Schedules and Annexes hereto and the agreements and documents referred to herein, shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. Notwithstanding any other provisions in this Agreement or the Distribution Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of the Distribution Agreement and this Agreement, the provisions of this Agreement shall control, except with respect to Section 9.03 of the Distribution Agreement, which shall control over any contrary provision hereof.

               Section 3.2 Guarantee of Subsidiaries' Obligations. The Company shall cause to be performed, and hereby guarantees the performance and payment of, all actions, agreements, obligations and liabilities set forth herein to be performed or paid by the Company Subsidiaries and New Morton shall cause to be performed, and hereby guarantees the performance and payment of, all actions, obligations and liabilities set forth herein to be performed or paid by the New Morton Subsidiaries.

               Section 3.3 Failure of the Company and New Morton To Agree on Certain Determinations. In any case in which the Company shall disagree with the determination of an amount which this Agreement requires to be made by the Enrolled Actuary or the Accountants (as the case may be), the Company shall have the right within 30 days after receipt of notice of such determination and back-up workpapers to engage at the expense of the Company, an enrolled actuary (or "Big Six" accounting firm) to make the determination of such amount. If the amount determined by such actuaries (or "Big Six" accounting firm) should differ, such amount shall be finally determined by another enrolled actuary (or "Big Six" accounting firm) selected by agreement between or among the Enrolled Actuary (or the Accountants) and the enrolled actuary or enrolled actuaries (or Big Six accounting firm or firms) for the Company, whose fees and expenses shall be borne solely by the Company.

               Section 3.4  Governing Law.  Subject to applicable
     federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

               Section 3.5  Notices.  All notices and other
     communications hereunder shall be in writing and shall be delivered by hand or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:

               To the Company:

                    Autoliv ASP, Inc.
                    3350 Airport Road
                    Ogden, Utah  84409
                    Attention:  Corporate Secretary

               with a copy to:

                    Autoliv, Inc.
                    c/o Autoliv AB
                    Box 70381
                    S10724 Stockholm
                    Sweden
                    Attention:  Corporate Secretary

                    and

                    Skadden, Arps, Slate, Meagher & Flom
                    25 Bucklersbury
                    London EC4N 8DA, England
                    Attention:  Scott V. Simpson, Sr., Esq.

               To New Morton:

                    New Morton International, Inc.
                    100 North Riverside Drive
                    Chicago, Illinois  60606-1560
                    Attention:  Corporate Secretary

               with a copy to:

                    Wachtell, Lipton, Rosen & Katz
                    51 West 52nd Street
                    New York, New York  10019
                    Attention:  Jodi J. Schwartz

               Section 3.6 Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by the parties.

               Section 3.7 Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

               Section 3.8 Termination. This Agreement may be terminated in the event that the Distribution Agreement is terminated and the Distribution abandoned prior to the Distribution Date. In the event of such termination, neither party shall have any liability of any kind to the other party.

               Section 3.9 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and their respective subsidiaries and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

               Section 3.10 Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning of or interpretation of this Agreement.

               Section 3.11  Schedules.  The Schedules shall be
     construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

               Section 3.12 Legal Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

               IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                   MORTON INTERNATIONAL, INC.

                                   By /s/ P. Michael Phelps
                                     -------------------------------
                                     P. Michael Phelps
                                     Vice President and Secretary


                                   NEW MORTON INTERNATIONAL, INC.

                                   By /s/ Christopher K. Julsrud
                                     -------------------------------
                                     Christopher K. Julsrud
                                     Vice President, Human Resources